UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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micromobility.com Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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micromobility.com INC.

500 Broome Street

New York, NY 10013

(917) 535-2610

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF MICROMOBILITY.COM INC.

To the Stockholders of micromobility.com Inc.:

You are invited to attend the special meeting of the stockholders of micromobility.com Inc., a Delaware corporation (the “Company”), to be held on January [●], 2024 (the “Special Meeting”). Holders of our common stock, par value $0.00001 (the “Common Stock”) will be asked to approve the following item (each of which is a “Proposal”, and together the “Proposals”):

1.	the authorization of an amendment to our certificate of incorporation (the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Stock Split”) of common stock, par value $0.00001 per share (“Common Stock), by a ratio of no less than 1-for-2 and no more than 1-for-100, with the exact ratio to be determined by the Board in its sole discretion (the “Amendment Proposal”); and

2.	to approve the adjournment of the Special Meeting if there are insufficient votes at the Special Meeting to approve the Proposals (the “Adjournment”).

Our Board of Directors selected December 15, 2023 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Special Meeting. Our authorized share capital consists of 900,000,000 shares of Common Stock and 100,000,000 shares of preferred stock with a par value of $0.00001 per share. As of December 12, 2023 we had:

•	900,000,000 shares of common stock authorized, of which 4,546,230 were issued and outstanding;

•	100,000,000 shares of preferred stock authorized, of which 8,000,000 shares were designated as of Series A convertible preferred stock, with none issued and outstanding; and

•	no other authorized class or series of capital stock.

A list of stockholders on that date will be available for inspection at our corporate headquarters, 500 Broome Street, New York, NY 10013, during normal business hours for the ten-day period prior to the Special Meeting. Only holders of our issued and outstanding capital stock as of the close of business on the Record Date are entitled to vote at the Special Meeting or any adjournment thereof.

We have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions before or during the Special Meeting by visiting https://www.[●] and using a control number assigned by Continental Stock Transfer & Trust Company, our Transfer Agent, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing 1 800-450-7155 (toll-free within the United States and Canada) or [●] (outside of the United States and Canada, standard rates apply). The Conference ID for telephone access is [●], but please note that you cannot vote or ask questions if you choose to solely participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

Approval of each of the Proposals will require the affirmative vote of a majority of the issued and outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, or any adjournment thereof. Abstentions will have the effect of a vote “AGAINST” each of the Proposals. Broker non-votes will have no effect on the vote for the Proposals.

The presence in person or by proxy of one-third of our outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting (which would include voting at the virtual Special Meeting) will not be counted towards the number of shares of Common Stock required to validly establish a quorum. Votes of stockholders of record who participate in the Special Meeting or by proxy will be counted as present for purposes of determining whether a quorum exists, and whether or not such holder abstains from voting on all of the Proposals. If you are a beneficial owner of shares of our Common Stock and you do not instruct your bank, broker or other nominees how to vote your shares on any of the Proposals, your shares will not be counted as present at the Special Meeting for purposes of determining whether a quorum exists.

We are bearing the costs associated with this proxy statement and the Special Meeting.

Our Board unanimously recommends that you vote “FOR” each of the Proposals.

Holders of shares of our capital stock will not be entitled to appraisal rights under Delaware law in connection with any Proposal.

Appendix A – Form of Certificate of Amendment	A-1

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HOW TO OBTAIN ADDITIONAL INFORMATION

 This proxy statement incorporates important business and financial information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by us with the U.S. Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

micromobility.com Inc.

500 Broome Street

New York, NY 100013

Attn: Chief Executive Officer
Telephone: (917) 535-2610

If you would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before our Special Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about us. We have not authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement may change after the date of this proxy statement. Do not assume after the date of this proxy statement that the information contained in this proxy statement is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement, or the context otherwise requires, references to:

•	“micromobility.com,” “we,” “us” or “our Company” refer to micromobility.com Inc., a Delaware corporation, and, as appropriate, its subsidiaries; and

•	“U.S. Dollars” and “$” refer to the legal currency of the United States.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:	What is the purpose of this document?

A:	We are seeking your approval of the Adjournment Proposal and the Amendment Proposal by which we would amend our Certificate of Incorporation to authorize items one through three set out below:

1.	a Reverse Stock Split with a ratio of no less than 1-for-2 and no more than 1-for-100, with the exact ratio to be determined by the Board in its sole discretion; and

2.	to approve the adjournment of the Special Meeting if there are insufficient votes at the Special Meeting to approve the Proposals.

Q:	Are the Proposals conditioned on one another?

A:	No. Any one of the Proposals may be approved even if any or all of the others are not approved.

Q:	Do any of the Company’s officers and directors have an interest in the Proposals that may conflict with my interests with respect to the Proposals?

A:	No.

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Q:	Following the Amendment, what percentage of the Common Stock will the current holders of Common Stock hold as a percentage of all authorized Common Stock?

A:	As of December 12, 2023, we had 900,000,000 shares of authorized common stock, of which 0.46% were issued. After the Reverse Stock Split, this percentage will differ depending upon the ratio used for the Reverse Stock Split. Assuming no further issuances of Common Stock after December 12, 2023, and authorization of both the Reverse Stock Split and Authorized Increase, and effectiveness of the Reverse Stock Split and Authorized Increase, set out below are percentage ownerships using different ratios of the proposed Reverse Stock Split:

•	if the Reverse Stock Split uses a 2-for-1 ratio, the current holders of Common Stock will own approximately 0.25% of the authorized Common Stock;

•	if the Reverse Stock Split uses a 50-for-1 ratio, the current holders of Common Stock will own 0.01% of the authorized Common Stock; and

•	if the Reverse Stock Split uses a 100-for-1 ratio, the current holders of Common Stock will own 0.005% of the authorized Common Stock.

Q:	Following the Amendment, what percentage of the Common Stock will the management hold as a percentage of all Common Stock?

A:	The Reverse Stock Split will not affect the percentage of the outstanding common stock held by management on an economic basis or a voting power basis.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on January [●], 2024, at [9:00 a.m.], Eastern time at: https://www.[●]

The Board has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its stockholders at this time. You will be able to attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.[●]. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company, the Company’s Transfer Agent. Additionally, you have the option to listen to the Special Meeting by dialing 1 800-450-7155 (toll-free within the United States and Canada) or [+1 857-999-9155] (outside of the United States and Canada, standard rates apply). The Conference ID for telephone access is [●], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. The meeting webcast will begin promptly at 9:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time, and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, the beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

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Q:	Who may vote at the Special Meeting?

A:	Only holders of record of shares of our Common Stock as of the close of business on December 15, 2023, the Record Date, may vote at the Special Meeting. As of the Record Date, there were [●] shares of Common Stock issued and outstanding and entitled to vote, all of which are shares of Common Stock.

Q:	How many votes do I and others have?

A:	For each share of Common Stock that you held as of the Record Date, you are entitled to one vote. The aggregate number of votes entitled to be cast at the Special Meeting is [●] for each Proposal.

Q:	What is the quorum requirement for the Special Meeting?

A:	Stockholders representing a one-third of the voting power of our shares Common Stock issued and outstanding as of the Record Date and entitled to vote at the Special Meeting must be present in person or represented by proxy in order to hold the Special Meeting and conduct business. This is called a quorum. Shares of our Common Stock will be counted for purposes of determining whether there is a quorum at the meeting of our shareholders if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present. If you are a beneficial owner of shares of our Common Stock and you do not instruct your bank, broker or other nominee how to vote your shares on any of the Proposals, your shares will not be counted as present for purposes of determining whether a quorum exists.

Q:	What vote is required to approve the Proposals?

A:	Each of the Proposals requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person (through the virtual meeting platform) or represented by proxy and entitled to vote at the Special Meeting, or any adjournment thereof. Abstentions will have the effect of a vote “AGAINST” each of these Proposals. Broker non-votes will have no effect on the vote for these proposals.

Q:	How can I vote?

A:	If you were a holder of record of shares of our Common Stock on the Record Date for the Special Meeting, you may vote with respect to the applicable Proposals at the Special Meeting via the live webcast, or by submitting a proxy by mail so that it is received prior to [9:00 a.m.] on January [●], 2024. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your bank, broker or other nominee in advance of the Special Meeting to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide your bank, broker or other nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your bank, broker or other nominee.

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Q:	If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:	No. Under the rules of various national securities exchanges, your bank, broker or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your bank, broker or other nominee. We believe the Proposals are non-discretionary and, therefore, your bank, broker or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals You should instruct your broker to vote your shares in accordance with directions you provide.

If your shares are held in “street name” through a broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Q:	What if I abstain from voting or fail to instruct my bank, broker or other nominee on how to vote my Common Stock shares?

A:	In general, shares represented by a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Special Meeting. For purposes of approval, an abstention on any of the Proposals will have the same effect as a vote “AGAINST” such Proposal.

All votes will be tabulated by the inspector of election appointed by us for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting for or against a particular matter by a stockholder who is virtually present or by proxy, at the Special Meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner submits a proxy to vote on at least one “routine” proposal but does not vote on a given proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you are a “street name” holder and you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares with respect to such “non-routine” proposals; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Otherwise, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Proposals in this proxy statement, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted. Under the applicable rules governing such brokers, we believe each of Proposal 1, and 2 are likely to be considered “routine” items. Abstentions and broker non-votes will not affect the outcome of such proposals. If such proposals are deemed to be “non-routine” as described above, there will be no broker non-votes cast. If there are no broker non-votes and if you do not provide voting instructions to your broker, bank or other nominee, however, your shares will not count towards achieving a quorum.

As described, your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. For this Special Meeting, a broker non-vote will have no effect on the Proposals. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Those “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. The determination of which proposals are deemed “routine” versus “non-routine” may not be made until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares.

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Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of Common Stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Special Meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the Special Meeting. If you hold your shares through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Continental Stock Transfer & Trust Company
1 State Street,
New York, New York 10004
Attn.: Proxy Department
Telephone: (212) 509-4000

or

micromobility.com Inc.

500 Broome Street

New York, NY 100013

(917) 535-2610

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:	No. Appraisal rights are not available to holders of shares of our Common Stock in connection with any of the Proposals.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that its stockholders vote or give instruction to vote:

•        “FOR” Proposal No. 1, the Amendment Proposal;

•        “FOR” Proposal No. 2, the Adjournment Proposal.

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OVERVIEW

The Board of Directors is asking stockholders to authorize the Amendment Proposal. The form of the Certificate of Amendment to Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware is set forth as Appendix A to this proxy statement (the “Certificate of Amendment”). Although such filing is within the control of our management, we expect such filing to be made shortly after the authorization by the stockholders of the Amendment Proposals. The Certificate of Amendment will become effective, at such future date as determined by the Board, upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”), but in no event shall the Effective Time be earlier than date of the Special Meeting or later than the 90th after such Special Meeting. Moreover, even if the Certificate of Amendment is authorized by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the filing of all or portions of such Certificate of Amendment prior to the Effective Time if it determines that abandoning the filing all or portions of the Certificate of amendment is in our best interests. No further action on the part of stockholders would be required to either effect or abandon the Certificate of Amendment.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the DGCL and as the Board deems necessary and advisable to effect each of the Amendment Proposals.

A description of the Amendment Proposal is set out below.

Proposal No. 1 Authorization of the Amendment Proposal

Purpose of the Reverse Stock Split under the Amendment Proposal

The Board seeks your authorization for the Reverse Stock Split as part of the Amendment Proposal with the intent of increasing our per share trading price of our Common Stock, which is publicly traded and listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol, “MCOM,” in order to regain compliance with the Minimum Bid Price Requirement (as defined below) of Listed Securities Rule for continued listing on Nasdaq. Accordingly, we believe that effecting the Reverse Stock Split would be in our and our stockholders’ best interests.

On June 15, 2023, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) informing us that our common stock was not in compliance with the minimum $1.00 bid price per share requirement of Nasdaq Listing Rule 5450(a)(1) and Nasdaq Listing Rule 5810(c)(3)(A) (the “Minimum Bid Price Requirement”).  Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days, and we must otherwise satisfy the Nasdaq Capital Market’s requirements for listing. on November 13, 2023, the Company received shareholder approval for the implementation of a reverse stock split and the Company effectuated a reverse stock split of its issued and outstanding common stock at a ratio of 1-for-150, effective on December 4, 2023. The Company’s common stock began trading on Nasdaq on a post-reverse split basis on December 4, 2023, and has since fallen below $1.00 per share. The Reverse Stock Split is a key element of our strategy to regain compliance under the Minimum Bid Price Requirement.

If our common stock maintains a minimum price per share equal to or in excess of $1.00 for the time period set out by the Nasdaq Listing Rules (between 10 and 20 consecutive trading days), it will satisfy the Minimum Bid Price Requirement. The closing bid price of shares of our Common Stock on December 12, 2023, was $0.59 per share. Had the Reverse Stock Split occurred as of December 12, 2023, our common stock would have had a closing bid price of $1.18 at a ratio of 2-for-1, $29.5 at a ratio of 50-for-1 and $59 at a ratio of 100-for-1.

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Principal Effects of the Reverse Stock Split

If we implement the Reverse Stock Split, we will file the Certificate of Amendment with the Delaware Secretary of State, which will result in the number of shares of Common Stock held by each stockholder being reduced to a number of shares of Common Stock determined by dividing the number of shares held immediately before the Reverse Stock Split by a number between five and twenty as determined by the Board, and then rounding up to the nearest whole share of respective Common Stock. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share (as described in greater detail below under “Corporate Matters”). Pursuant to the Delaware General Corporation Law (“DGCL”), the Reverse Stock Split only impacts outstanding shares and not authorized shares unless the Certificate of Amendment by its terms also decreases the authorized shares, which the Certificate of Amendment does not.

Corporate Matters. The Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding as of December 12, 2023:

•

in a 1-for-2 reverse stock split, every 2 shares of Common Stock owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,546,230 shares to approximately 2,273,115 shares;

•

in a 1-for-50 reverse stock split, every 50 Common Stock owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,546,230 shares to approximately 90,9245 shares; and

•	in a 1-for-100 reverse stock split, every 100 Common Stock owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,546,230 shares to approximately 45,462 shares.

Effect on Market Price of our Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our outstanding Common Stock and to potentially increase the trading price of such Common Stock. However, the result of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. For example, (i) we enacted a 1:50 reverse stock split on March 31, 2023. The closing price for a share of our common stock on the Nasdaq Capital Market dropped from $6.10 on the day prior to such reverse stock split (accounting for such reverse stock split) to $3.66 on the day following such reverse stock split, a decrease of 40%, and (ii) we enacted a 1:150 reverse stock split on December 4, 2023. The closing price for a share of our common stock on the Nasdaq Capital Market dropped from $2.10 on November 29, 2023, the day we announced such reverse stock split (accounting for such reverse stock split) to $1.87 on the day following such reverse stock split, a decrease of 11%.

There can be no assurance that the trading price of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including those related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of our equity as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the roundup of fractional shares as discussed below), it makes available to us a substantial number of shares for future transactions, the consummation of which could result in substantial dilution. The outstanding shares of Common Stock on December 12, 2023 represented 0.25% of our authorized outstanding shares of Common Stock, meaning that such shares could never represent less than that percentage of the economic and voting power of the Common Stock. If the Reverse Stock Split at the maximum ratio of 100:1 and the Authorized Increase are approved and the Amendment is filed with the Secretary of State of Delaware, the outstanding shares of Common Stock on the Record Date would represent 0.005% of our authorized outstanding shares, meaning that the percentage of the economic and voting power of the Common Stock such shares would represent if all of the authorized shares of Common Stock were issued would fall from 0.25% to 0.005%.

We have a history of hyper dilution. We operate at a loss and have needed to raise capital to continue to fund operations. Many of these capital raises have been in the form of equity offerings, including hybrid offerings such as debt that is convertible into shares of our common stock. Each such equity raise diluted the economic ownership and voting power of our shareholders of Common Stock prior to such raise. We expect that we will need to obtain additional equity financing to fund our operations. Such financings may be on terms that continue to result in significant dilution to shareholders, in per share value and/or voting power, or that result in shareholders losing all of their investment in the Company. Such financings may be at prices substantially below our per share price or our per share net tangible book value.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

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Options and Warrants. Holders of options and warrants to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded up to the nearest whole number. The exercise price of any such securities would correspondingly increase as a result of the Reverse Stock Split. Such changes would affect our warrants that are publicly traded on the Nasdaq Capital Market under the symbol “MCOMW”. As of December 12, 2023, we had 7,736,416 public warrants outstanding to purchase 1 share of Common Stock with an exercise price of $86,250 and a closing bid price of $0.017. Had the Reverse Stock Split occurred as of December 12, 2023, our public warrants would have had the same closing bid price, but (i) at a ratio of 2-for-1 would represent the right to purchase 1 share of common stock, at an exercise price of $172,500 (ii) at a ratio of 50-for-1 would represent the right to purchase 1 share of common stock at an exercise price of $4,312,500 and (iii) at a ratio of 100-for-1 would represent the right to purchase 1 share of common stock at an exercise price of $8,625,000.

The additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is effected could be used by our management for capital raises or to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Stock Split for any purposes related to preventing any such change in control.

The following table contains approximate information relating to our Common Stock under the minimum and maximum ratios of the Reverse Stock Split as it relates to the total number of authorized Common Stock Shares and includes the Authorized Increase as well, based on share information as of the Record Date, without giving effect to the treatment of fractional shares.

	No Split	2-for-1	50-for-1	100-for-1
Number of authorized shares of Common Stock	900,000,000	900,000,000	900,000,000	900,000,000
Number of outstanding shares of Common Stock	4,546,230	2,273,115	90,9245	45,462
Number of authorized shares of Common Stock not outstanding	894,608,596	897,726,885	899,090,755	899,954,538
Authorized but unissued shares of Common Stock as a percentage of total authorized shares of Common Stock	99.4%	99.7%	99.8%	99.9%

Accounting Matters. The par value per share of the common stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

United States Federal Income Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

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No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. Such notification may be in the form of a current report filed with the U.S. Securities and Exchange Commission. As of the effective time of the Reverse Stock Split, each certificate representing shares of the common stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the common stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective time of the Reverse Stock Split until they surrender their old stock certificates for exchange. All shares, underlying options and other securities would also be automatically adjusted at the effective time of the Reverse Stock Split.

If we elect to exchange stock certificates, we expect that our transfer agent, Continental Stock Transfer & Trust Company, will act as an exchange agent for the purpose of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split, rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the Reverse Stock Split Proposal.

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires the majority of the total votes entitled to vote at the Special Meeting. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENT PROPOSAL.

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Proposal No. 2 The Adjournment Proposal

Summary

If the number of shares present virtually or represented by proxy at the Special Meeting and voting “FOR” the Amendment Proposal is insufficient to approve the Amendment Proposal, we may move to adjourn the Special Meeting in order to enable us to solicit additional proxies in favor of the adoption of the Amendment Proposal. If the adjournment is for more than thirty days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Special Meeting.

For the avoidance of doubt, any proxy authorizing the adjournment of the Special Meeting shall also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of the Amendment Proposal.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the Adjournment Proposal.

 Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the total votes cast at the Special Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Proxy Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of such our common stock).

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of December 12, 2023 by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

The number of shares of our Common Stock outstanding on December 12, 2023 was 4,546,230, of which 4,546,230 were shares of common stock. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Voting and Equity Position of Outstanding Shares
Directors and Executive Officers
Salvatore Palella	3,876	*
Jonathan Hannestad	100	*
Gian Luca Spriano	3	*
Nemanja Stancic	90	*
Lee Stern	541	*
Guy Adami	541	*
All directors and executive officers as a group (7 individuals)	5,151	*

(1)	Unless otherwise indicated, the business address of each of the individuals is the address of micromobility.com Inc., 500 Broome Street, New York, NY 10013.

*       Denotes less than one (1%) percent.

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ADDITIONAL INFORMATION

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement may have been sent to multiple stockholders in each household unless otherwise instructed by such stockholders. We will promptly deliver a separate copy of the Proxy Statement to any stockholder upon written or oral request to us, at micromobility.com Inc., 500 Broome Street, New York, NY 10013, telephone (917) 535-2610. Any stockholder wishing to receive separate copies of our proxy statement or annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Common Stock for the forwarding of this Proxy Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Proxy Statement.

By order of our Board of Directors

/s/ Salvatore Palella
Salvatore Palella
Chief Executive Officer

December 13, 2023

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APPENDIX A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF
MICROMOBILITY.COM, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

, 2023

The undersigned, being a duly authorized officer of micromobility.com, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “micromobility.com Inc.”.

2.	The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 11, 2019 (the “Original Certificate”), as amended on October 29, 2019, August 12, 2021, March 30, 2023, and November 13, 2023 (the “Amended and Restated Certificate”).

3.	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate to amend and restate Article FIFTH, Section One and Section Two, thereof as set forth herein, and declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

4.	This fifth Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

5.	This Amendment was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock of the Corporation that was present at a duly held meeting of stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate.

6.	This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

7.	The text of Section One and Section Two of Article FIFTH of the Corporation’s current Amended and Restated Certificate is hereby amended and restated to read in full as follows:

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ONE BILLION (1,000,000,000) shares, consisting of (A) NINE HUNDRED MILLION (900,000,000) shares of Common Stock, $0.00001 par value, and (B) ONE HUNDRED MILLION (100,000,000) shares of Preferred Stock, $0.00001 par value per share (hereinafter, the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof.

Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [●] (the “Reverse Split Factor”) outstanding shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been converted, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, micromobility.com Inc. has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

micromobility.com, Inc.
By:
Name:
Title:

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